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                                                                   Exhibit 99.1
                          METROPOLITAN FINANCIAL CORP.
                           22901 MILL CREEK BOULEVARD
                            HIGHLAND HILLS, OH 44122



CONTACT:      DONALD F. SMITH
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
              (216) 206-1217


FOR IMMEDIATE RELEASE

METROPOLITAN FINANCIAL CORP. REPORTS SECOND QUARTER LOSS
AND CAPITAL RAISING INITIATIVE


HIGHLAND HILLS, OHIO, AUGUST 3, 2001 -- Metropolitan Financial Corp. (NASDAQ:METF), parent company of Metropolitan Bank and Trust Company, today reported a loss for the quarter ended June 30, 2001. Net loss for the quarter was $2,078,000 or $0.26 per common share compared to net income of $547,000 or $0.07 per common share for the second quarter of 2000.

Net loss for the six months ended June 30, 2001 was $2,501,000 or $0.31 per common share compared to net income of $1,154,000 or $0.14 for the six months ended June 30, 2000. The loss was due primarily to increased loan loss provisions, provisions for real estate owned, compression of the interest rate spread, costs associated with a computer conversion and compensation and occupancy expenses relating to new facilities opened during 2000 and the first half of 2001.

The loan loss provision for the quarter and the six months ended June 30, 2001 was $3,145,000 and $4,200,000, respectively, compared to $1,600,000 and
$3,100,000 for the quarter and six months ended June 30, 2000, respectively, an increase of 96.6% and 35.5%, respectively. This increase was made to reflect credit issues as a result of a slowing economy and problems with specific borrowers.

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As a result of the second quarter loan loss provision, the loan loss allowance increased to $17,028,000 at June 30, 2001, an increase of 22.1%, from $13,951,000 at December 31, 2000. Metropolitan Bank and Trust Company's (the
Bank) loan loss reserve as a percentage of total loans reached 1.39% at June 30, 2001 compared to 1.07% at December 31, 2000. The provision for real estate owned was $600,000 for the second quarter ended June 30, 2001 and $700,000 for the six months ended June 30, 2001 and will be used to make certain properties more attractive for disposition.

 "Despite the increase in non-performing assets which stem largely from our commercial loan portfolios, the Bank's balance sheet remains invested primarily in low risk assets," said Metropolitan CFO Donald F. Smith. "These assets include cash deposits, high quality investment securities, residential mortgage loans and seasoned loans secured by multi-family properties and comprise 54.8% of our total assets," he added.

The interest rate spread for Metropolitan Financial Corp. (the Holding Company) has decreased to 1.89% and 1.97% for the three month and six month periods, respectively, ended June 30, 2001; compared to 2.38% and 2.32% for the three month and six month periods, respectively, ended June 30, 2000.

In addition, the Holding Company and the Bank announced today that they have agreed to certain actions under a Supervisory Agreement with the Office of Thrift Supervision and the Ohio Department of Financial Institutions.

The Supervisory Agreement includes, among other things, an agreement by the Holding Company to prepare and adopt a plan for raising capital that uses sources other than increased debt or which requires additional dividends from the Bank. The Supervisory Agreement does not prohibit the Holding Company from making payments on its Trust Preferred Securities or other Holding Company obligations.

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In addition, the Bank has entered into a separate supervisory agreement that includes, among other things, the following requirements:

1. Development of a capital improvement and risk reduction plan by September 28, 2001. This plan is expected to increase the Bank's core and risk-based capital from its present "adequately capitalized" status to "well capitalized" by December 31, 2001;

2.   Reduction in fixed assets;

3. Attain compliance with approved interest rate policy requirements, thus reducing the Bank's interest rate risk;

4. Reduction in volatile funding sources, such as brokered and out-of-state deposits;

5.   Improving credit risk controls; and,

6.   Restricting growth.

The supervisory agreements for the Holding Company and the Bank also contain restrictions on adding, entering into employment contracts with, or making golden parachute payments to directors and senior executive officers and in changing position responsibilities of senior officers.

Additionally, the Holding Company announced that it has engaged Ryan, Beck & Co. LLC, an investment banking firm specializing in community banks, as its financial advisor to explore strategic alternatives including a recapitalization, which could occur in the fourth quarter. Metropolitan Chairman, CEO and majority shareholder Robert M. Kaye has indicated his intention to invest a substantial amount of additional capital in connection with any recapitalization.

"We are evaluating capital raising alternatives that could take the Bank to the well-capitalized level by year-end," said Mr. Smith. "Currently, our risk-based capital ratio is at 8.71% and the Bank is deemed to be adequately capitalized. In order to be considered well capitalized, we have to increase that ratio to 10.0%," he added. The Bank is currently deemed well-capitalized in all other categories.


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The Bank's primary business objective has been to increase core deposits. It has done this by introducing new deposit products that have been well received in the marketplace. These include on-line banking, a premium interest-bearing checking account, a competitive money market account, and an array of other competitively-priced deposit products.

Additionally, the Bank has initiated several actions that have resulted in:

o Increased fee income from mortgage originations and gains from the sale of commercial real estate assets;

o Growth in the trust and financial services division, resulting in a 54% year-to-date increase in assets under administration;

o    A successful entry into the public funds market;

o    Close to 80% occupancy level in the new corporate headquarters building;
     and,

o Extension of the Bank's posting time so that all transactions made before the close of 5 p.m. post that same day. Previously, transactions made after 3 p.m. posted the next business day.

Also, the Bank has initiated an aggressive expense management program that is expected to have a positive impact on its efficiency ratio by year-end.

"The level of capital and other actions required by the agreement with our regulators is prudent to continue to support our mission as a community bank. Our strategy is to grow the value of the Bank by increasing core deposits. We are going to remain focused on deposit growth while aggressively reducing costs," said Mr. Kaye. "As a result of these initiatives, we expect to report improvement in our third and fourth quarter results, compared to the first half of 2001," he added.

"We also do not anticipate opening any new retail locations during the next 12 months," Mr. Kaye said. "We have built several new retail sales offices in growing markets during

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the last several years, and we are going to give those time to become more established in the marketplace," he added.

The Bank anticipates that its cost of funds will likely decrease during the remainder of 2001 as higher rate borrowings and CDs mature and are replaced by less expensive funding. "Maturities of borrowings and CDs during the last six months of 2001 amount to $415 million. We anticipate that the benefit of the cost of fund reductions will exceed the impact of interest rate reductions on assets," said Mr. Smith.

Further, the Bank anticipates maintaining its asset base at $1.7 billion or less during the remainder of 2001. Loan origination in the Bank's core markets, however, will remain active.

This news release contains forward-looking statements that are subject to assumptions, risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "likely," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: changes in interest rates; continued softening in the economy and other factors which would materially impact credit quality trends, real estate leasing and the ability of the Bank to generate loans; business and other factors affecting the economic outlook of individual borrowers of the Bank and their ability to repay loans as agreed; the ability of the Holding Company and the Bank to timely meet their obligations under their respective supervisory agreements; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; changes in law imposing new legal obligations or restrictions or unfavorable resolution of litigation; and changes in accounting, tax or regulatory practices or requirements. This news release does not constitute an offer of any securities of the Holding Company, the Bank or any of their affiliates for sale.


PROFILE OF METROPOLITAN FINANCIAL CORP.

Metropolitan Financial Corp. is a Unitary Thrift Holding Company headquartered in Highland Hills, Ohio. Metropolitan Bank and Trust Company operates 24 full-service


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retail sales offices in northeastern Ohio and maintains eleven loan origination offices throughout Ohio and western Pennsylvania. To find out more about Metropolitan's products and services, please visit the Bank's Web site at www.benicetoyourmoney.com.





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                  METROPOLITAN FINANCIAL CORP.
                      COMPARATIVE SUMMARY
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                    JUNE 30,                               JUNE 30,
                                                         -----------------------------------    --------------------------------
                                                               2001                2000               2001              2000
                                                         ----------------    ---------------    ---------------    -------------
NET INTEREST INCOME                                           $ 8,404           $ 10,074           $ 17,493          $19,717
PROVISION FOR LOAN LOSSES                                       3,145              1,600              4,200            3,100
NET INTEREST INCOME AFTER PROVISION                             5,259              8,474             13,293           16,617
NONINTEREST INCOME                                              4,311              2,165              6,731            4,280
NONINTEREST EXPENSE                                            12,553              9,827             23,771           19,186
INCOME (LOSS) BEFORE FEDERAL INCOME TAXES                      (2,983)               812             (3,747)           1,711
PROVISION (BENEFIT) FOR INCOME TAXES                             (905)               265             (1,246)             557
NET INCOME (LOSS)                                              (2,078)               547             (2,501)           1,154

PER SHARE DATA(1):
  Basic and diluted net income (loss)                           (0.26)              0.07              (0.31)            0.14
  Book value                                                     5.77               5.51               5.77             5.51
  Tangible book value                                            5.45               5.22               5.45             5.22
  Stock price                                                    3.80               4.75               3.80             4.75

PERFORMANCE RATIOS:
  Return on average assets                                      (0.49)%             0.14 %            (0.30)%           0.14 %
  Return on average equity                                     (17.52)              4.95             (10.40)            5.21
  Interest rate spread                                           1.89               2.38               1.97             2.32
  Net interest margin                                            2.14               2.62               2.24             2.58
  Average interest-earning assets to
     average interest-bearing liabilities                      103.92             103.21             103.43           103.17
  Noninterest expense to average assets                          2.96               2.43               2.82             2.39
  Efficiency ratio                                             107.95              80.32             104.24            80.81

(1)Common shares outstanding at June 30, 2001 and 2000 were 8,112,996 and 8,082,592, respectively. Weighted average common shares outstanding in the second quarter, 2001 and year-to-date 2001 were 8,110,822 and 8,107,170, respectively. Weighted average common shares outstanding in the second quarter, 2000 and year-to-date 2000 were 8,077,213 and 8,072,840, respectively.

                                                                     JUNE 30, 2001      DEC. 31, 2000
                                                                   ----------------    ---------------
FINANCIAL CONDITION AT:
  Total assets                                                        $1,691,247         $1,695,279
  Loans receivable, net                                                1,206,309          1,286,823
  Securities                                                             114,989             54,886
  Mortgage-backed securities available for sale                          198,826            195,829
  Loan servicing rights, net                                              22,474             20,597
  Deposits                                                             1,202,617          1,146,267
  Borrowings                                                             365,751            426,079
  Trust Preferred Securities                                              43,750             43,750
  Shareholders' equity                                                    46,829             49,459

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans (2)                                    2.65 %             1.15 %
  Nonperforming assets to total assets (2)                                  2.11               1.12
  Allowance for losses on loans to total loans(2)                           1.39               1.07
  Net charge-offs to average loans                                          0.18               0.27

CAPITAL RATIOS:
  Shareholders' equity to total assets                                      2.77 %             2.92 %
  Tier 1 capital to total assets (3)                                        6.20               6.31
  Tier 1 capital to risk-weighted assets (3)                                7.90               8.45

(2) Ratios are calculated based on period end balances.
(3) Ratios are Metropolitan Bank & Trust only.